EXHIBIT (a)(1)(i)

OFFER TO PURCHASE FOR CASH
770,000 SERIES 19 BENEFICIAL ASSIGNEE CERTIFICATES IN
BOSTON CAPITAL TAX CREDIT FUND III L.P.
BY
PACO DEVELOPMENT, L.L.C.
AT A CASH PURCHASE PRICE OF
$1.00 PER BAC

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION
PERIOD WILL EXPIRE AT 5:00 P.M., KANSAS CITY TIME,
ON MARCH 6, 2006,
UNLESS THE OFFER IS EXTENDED.

PACO DEVELOPMENT, L.L.C., A MISSOURI LIMITED LIABILITY COMPANY (“PACO DEVELOPMENT” OR THE “PURCHASER”), IS OFFERING TO PURCHASE 770,000 OF THE BENEFICIAL ASSIGNEE CERTIFICATES EVIDENCING THE BENEFICIAL INTEREST OF AN ASSIGNEE IN THE SERIES 19 LIMITED PARTNERSHIP INTERESTS (“BACS”) OF BOSTON CAPITAL TAX CREDIT FUND III L.P., A DELAWARE LIMITED PARTNERSHIP (THE “PARTNERSHIP”), AT A CASH PURCHASE PRICE OF $1.00 PER BAC, WITHOUT INTEREST, LESS THE AMOUNT OF THE DISTRIBUTIONS (AS DEFINED BELOW) PER BAC, IF ANY, MADE TO THE BAC HOLDERS BY THE PARTNERSHIP AFTER THE DATE OF THIS OFFER, AND LESS ANY TRANSFER FEES IMPOSED BY THE PARTNERSHIP FOR EACH TRANSFER (THE PURCHASER BELIEVES THE PARTNERSHIP IS CURRENTLY CHARGING $150 PER TRADE). THE OFFER (AS DEFINED BELOW) IS SUBJECT TO CERTAIN TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, AS IT MAY BE SUPPLEMENTED FROM TIME TO TIME (THE “OFFER TO PURCHASE”) AND IN THE RELATED AGREEMENT OF TRANSFER AND LETTER OF TRANSMITTAL, AS IT MAY BE SUPPLEMENTED OR AMENDED FROM TIME TO TIME (THE “LETTER OF TRANSMITTAL,” WHICH TOGETHER WITH THE OFFER TO PURCHASE, CONSTITUTES THE “OFFER”). THIS OFFER IS NOT SUBJECT TO BROKERAGE COMMISSIONS AND IS NOT CONDITIONED UPON FINANCING. TO THE KNOWLEDGE OF THE PURCHASER, A BAC HOLDER WILL NOT INCUR ANY FEES, SUCH AS SELLING BROKER COMMISSIONS OR DEPOSITARY FEES, TO SELL BACS IN RESPONSE TO THIS OFFER, UNLESS SUCH BAC HOLDER HOLDS BACS IN A MANNER THAT INVOLVES FEES PARTICULAR TO SUCH BAC HOLDER.

A HOLDER OF BACS (“BAC HOLDER”) MAY TENDER ANY OR ALL BACS OWNED BY SUCH BAC HOLDER. THE ENCLOSED LETTER OF TRANSMITTAL MAY BE USED TO TENDER BACS FOR THE OFFER. PLEASE READ ALL OFFER MATERIALS COMPLETELY BEFORE COMPLETING AND RETURNING THE LETTER OF TRANSMITTAL (BLUE FORM).

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For More Information or for Further Assistance Please Call or Contact the Purchaser at:

Paco Development, L.L.C.
PO Box 34729
North Kansas City, Missouri 64116
(816)877-0892

January 27, 2006

General.	20
State Takeover Statutes.	20
Fees and Expenses.	21
Miscellaneous.	21

SCHEDULE I EXECUTIVE OFFICERS	22

APPENDIX A	A-1

INTRODUCTION

The Purchaser hereby offers to purchase 770,000 BACs evidencing the beneficial interest of an assignee in the Series 19 limited partnership interests in the Partnership at a cash purchase price of $1.00 per BAC, without interest, less the amount of Distributions (defined below) per BAC, if any, made to BAC Holders by the Partnership after the date of this Offer, and less any transfer fees imposed by the Partnership for each transfer. The Purchaser believes the Partnership is charging a transfer fee of $150 per trade. To the knowledge of the Purchaser, a BAC Holder will not incur any other fees, such as selling broker commissions or depositary fees, to sell BACs in response to this Offer, unless such BAC Holder holds BACs in a manner that involves fees particular to such BAC Holder.

SUMMARY OF THE OFFER

The purpose of the Offer is for the Purchaser to acquire an equity interest in the Partnership for investment purposes.

In considering the Offer, BAC Holders are urged to consider the following:

•
The price offered for the BACs is $1.00 in CASH, less any Distributions made after the date of this Offer and any transfer fees charged by the Partnership. See “Details of the Offer - 2. Acceptance for Payment and Payment of Purchase Price.”

•	HIGHER PRICE - The price offered is three times higher than the last known offer price we are aware of for $.30 in November 2005.

•	The Partnership has indicated that there are $.07 of tax credits remaining after 2006.

•	The cash purchase price plus the estimated value of the current year tax loss totals $4.24.[1] BAC Holders who sell will receive an accelerated tax year benefit.

•
The Purchaser is not affiliated with the Partnership or its general partners. The Partnership’s managing general partner, Boston Capital Associates III L.P. (the “General Partner”), may be expected to communicate the Partnership’s position on the Offer in the next ten business days.

•
According to the Partnership’s General Partner, you cannot abandon your interest in the Partnership. An abandonment would shift your recapture risk to other limited partners. Sale of your BACs now will protect you against possible credit recapture tax liability in the year after the Partnership’s confirmation of the transfer of BACs.

______________________
1 Assumes a combined federal/state capital gains tax rate of 36% and that prior Partnership losses have not been utilized. Each BAC Holder should check with their tax advisor as individual tax rates and circumstances will vary.

•
Sale of all your BACs will not result in the loss of tax credits previously taken. BAC Holders who sell all of their BACs will also eliminate the need to file Form K-1 information for the Partnership with their federal tax returns for years after the Partnership’s confirmation of the transfer of BACs.

•
The BACs are illiquid. According to information we obtained from Direct Investments Spectrum and other mini-tenders we’re aware of, trades during the past two years have ranged from $.30 per BAC to $6.25 per BAC. The Offer allows BAC Holders to dispose of their BACs without incurring the sales commissions (typically up to 10% with a minimum of $150-$200) associated with sales arranged through brokers or other intermediaries. See “Certain Information Concerning the Partnership - Trading History of the BACs.”

•
The Offer is an immediate opportunity for BAC Holders to liquidate their investment in the Partnership, but BAC Holders who tender their BACs will be giving up the opportunity to participate in any potential future benefits from ownership of BACs, including distributions resulting from any future sale of the Partnership’s properties. BAC Holders may have a more immediate need to use the cash now tied up in the BACs, and may consider the Offer more certain to achieve a prompt liquidation of their investment in the BACs. See “Details of the Offer - Acceptance for Payment and Payment of Purchase Price.”

Each BAC Holder must make his own decision, based on the BAC Holder’s particular circumstances, whether to tender BACs. BAC Holders should consult with their respective advisors about the financial, tax, legal and other implications of accepting the Offer.

The above statements are intended only as a brief overview of the principal terms and considerations regarding the Offer. The entire Offer to Purchase, which follows, provides substantially greater detail about the Offer, and all of the statements above are qualified by the entire Offer to Purchase. You should read it completely and carefully before deciding whether or not to tender your BACs. The Offer is subject to certain terms and conditions set forth in this Offer to Purchase, and in the related Letter of Transmittal, that are not summarized above.

RISK FACTORS

Before deciding whether or not to tender any of your BACs, you should consider carefully the following risks and disadvantages of the offer:

•
Although we cannot predict the future value of the Partnership’s assets on a per BAC basis, our offer could differ significantly from the net proceeds that would be realized on a per BAC basis from a current sale of the Partnership’s properties or that may be realized upon a future liquidation of the Partnership.

•
Our price is based on our review of the information contained in this Offer to Purchase and other publicly available financial information filed with the Securities and Exchange Commission (the “Commission”) by the Partnership. The Offer price does not necessarily reflect the market price of the BACs.

•
We are making this Offer with a view to making a profit. Accordingly, there may be a conflict between our desire to acquire the BACs at a low price and your desire to sell the BACs at a high price. Although we are not aware of any plans to liquidate the Partnership, we would benefit to the extent the amount per BAC we receive in the liquidation exceeds the offer price, if any. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our offer price and we make no representation as to such fairness.

•
We believe the Partnership is currently charging a transfer fee of $150 per trade. It is our understanding that the Partnership could change this practice and charge a different transfer fee on a per trade, per BAC or other basis. Each tendering BAC Holder is responsible for paying the transfer fee.

•
Confirmation of the transfer of BACs could take a significant amount of time due to the fact that the General Partner controls the timing of the transfers. The Partnership’s transfer agent has been providing confirmation of transfers on a monthly basis with transfers typically effective as of the last day of the month, and the Purchaser will likely not pay for the BACs until that time. Therefore, you could agree to sell and not receive the proceeds of the sale for an extended period. Tenders of BACs made pursuant to the Offer are irrevocable (including in the event the market price for the BACs increased or another party made a higher offer), except that BACs tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after March 28, 2006 (60 days following the Offer Date).

•
It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so. Such a decision will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional BACs.

•
The Partnership’s agreement of limited partnership may prohibit the transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause a termination of the Partnership for federal or applicable state income tax purposes (which termination may occur when 50% of the total interest in capital and profits of that partnership are transferred within a 12 month period). Because an unaffiliated third party maintains the transfer records of the Partnership, we have been unable to ascertain how many BACs have been transferred in the previous twelve month period (we are aware of approximately 4,900 BACs being transferred in the last 12 months, which amounts to approximately 1.2% of the 4,080,000 Series 19 BACs outstanding).

•
Although the Purchaser and its affiliates would hold approximately 19% of the outstanding BACs if all of the BACs sought are acquired, the Partnership may not process any requests for recognition of substitution of BAC Holders upon a transfer of BACs if the General Partner believes that transfer may cause a tax termination in contravention of the Partnership’s agreement of limited partnership. The Purchaser does not know whether the General Partner will enforce such a transfer limitation. If BACs are validly tendered and not withdrawn that would cause more than 50% of the total interest and capital of the Partnership to be transferred within a 12 month period, we will accept for payment and pay for those BACs so tendered pro rata according to the number of BACs so tendered, with appropriate adjustments to avoid purchases of fractional BACs.

•
If our Offer causes the Partnership to transfer a sufficient number of BACs that would trigger a limitation on the transfer of any further BACs, those BAC Holders that do not tender (and those BAC Holders that do not tender all of their BACs) may be precluded from transferring their BACs for a 12-month period following our Offer.

•
We reserve the right to extend the period of time during which our Offer is open and thereby delay acceptance for payment of any tendered BACs. The Offer may be extended up to 90 days from the date of commencement of the Offer, and no payment will be made in respect of tendered BACs until the expiration of the Offer and acceptance of BACs for payment.

DETAILS OF THE OFFER

1.	TERMS OF THE OFFER; EXPIRATION DATE; PRORATION.

On the terms and subject to the conditions of the Offer, the Purchaser will accept and purchase up to 770,000 validly tendered, and not withdrawn, BACs in accordance with the procedures set forth in this Offer to Purchase (such BACs are sometimes described in this Offer to Purchase as “Properly Tendered”). For purposes of the Offer, the term “Expiration Date” means 5:00 p.m., Kansas City time, on Monday, March 6, 2006, unless the Purchaser extends the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date to which the Offer is extended by the Purchaser.

If, prior to the Expiration Date, the Purchaser increases the price offered to the BAC Holders pursuant to the Offer, the increased price will be paid for all BACs accepted for payment pursuant to the Offer, whether or not the BACs were tendered prior to the increase in consideration.

If more than 770,000 BACs are Properly Tendered the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 770,000 BACs, pro rata, according to the number of BACs that are Properly Tendered by each BAC Holder, with appropriate adjustments to avoid purchases of fractional BACs. If transfers of BACs are limited by the Partnership’s agreement of limited partnership (the “Partnership Agreement”) to a number of BACs (the “Transfer Limit”) less than 770,000 BACs, and the number of BACs that are Properly Tendered exceeds the Transfer Limit, the Purchaser will, upon the terms and subject to the other conditions of the Offer, accept for payment and pay for BACs equal to the Transfer Limit, pro rata, according to the number of BACs that are Properly Tendered by each BAC Holder, with appropriate adjustments to avoid purchases of fractional BACs. Specifically, the Purchaser anticipates rounding up or down to the nearest whole BAC; provided, however, if necessary, the Purchaser might have to round down to avoid purchasing more than the stated maximum number of BACs. Subject to its obligation to pay for BACs promptly after the Expiration Date (as set forth below in "Acceptance for Payment and Payment of Purchase Price"), the Purchaser intends to pay for any BACs accepted for payment pursuant to the Offer after determining the final proration or other adjustments. The Purchaser does not believe it would take any longer than five business days to determine the effects of any proration required. If the number of BACs that are Properly Tendered is less than or equal to 770,000 BACs (or the Transfer Limit, if any), the Purchaser will purchase all BACs that are Properly Tendered, upon the terms and subject to the other conditions of the Offer. See “Effects of the Offer - Limitations on Resales.”

If prior to the Expiration Date any or all of the conditions of the Offer have not been satisfied, or waived by the Purchaser, the Purchaser reserves the right to: (i) decline to purchase any of the BACs tendered, terminate the Offer and return all tendered BACs, (ii) waive the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all BACs that are Properly Tendered, (iii) extend the Offer and, subject to the right of BAC Holders to withdraw BACs until the Expiration Date, retain previously tendered BACs for the period or periods for which the Offer is extended, and (iv) amend the Offer.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT OF PURCHASE PRICE.

On the terms and subject to the conditions of the Offer, the Purchaser will purchase and will pay for up to 770,000 Properly Tendered BACs, promptly following the Expiration Date. Payment for BACs purchased pursuant to the Offer will be made only after timely receipt by the Purchaser of: (i) a properly completed and duly executed and acknowledged Letter of Transmittal, (ii) any other documents required in accordance with the Letter of Transmittal, and (iii) written confirmation from the Partnership of the transfer of the BACs to the Purchaser; provided, however, that payment for Properly Tendered BACs will be made promptly after the Expiration Date in all cases.

Any Distributions made or declared on or after the date of this Offer would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering BAC Holders to the Purchaser or deducted from your proceeds if the Distribution was paid to you. Also, the transfer fees charged by the Partnership will be deducted from your proceeds. The Purchaser believes the Partnership is currently charging a transfer fee of $150 per trade. UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

For example, if a BAC Holder tenders 500 BACs, and no distributions have been declared by the Partnership, the BAC Holder would receive $1.00 per BAC tendered ($500), LESS the transfer fee of $150, which would yield net proceeds of $350. If, however, the Partnership declared a distribution of $.25, the tendering BAC Holder in this example would receive $350, LESS the distribution of $.25 per BAC ($125), which would yield total net proceeds of $225.

If any tendered BACs are not purchased for any reason (other than proration adjustments), the Purchaser may destroy the original Letter of Transmittal with respect to the BACs. If for any reason acceptance for payment of, or payment for, any BACs tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for BACs tendered, then, without prejudice to the Purchaser’s rights under Section 4 herein, the Purchaser may, nevertheless, retain documents concerning tendered BACs, and those BACs may not be withdrawn except to the extent that the tendering BAC Holders are otherwise entitled to withdrawal rights as described in Section 5 herein, subject, however, to the Purchaser’s obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to pay BAC Holders the purchase price in respect of BACs tendered or return documents, if any, representing those BACs promptly after termination or withdrawal of the Offer.

3.	PROCEDURE TO ACCEPT THE OFFER.

For the tender of any BACs to be valid, the Purchaser must receive, at the address listed on the back page of this Offer to Purchase on or prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal and all documents required by the Instructions.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering BAC Holder, and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

By executing and delivering a Letter of Transmittal, a tendering BAC Holder irrevocably appoints the Purchaser and its officers and any other designee of the Purchaser, and each of them, the attorneys-in-fact and proxies of the BAC Holder, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the BAC Holder’s rights with respect to the BACs tendered by the BAC Holder and accepted for payment by the Purchaser (and with respect to any and all distributions, other BACs, rights or other securities issued or issuable in respect thereof (collectively, “Distributions”)), including without limitation the right to direct any IRA custodian, trustee or other record owner to execute and deliver the Letter of Transmittal, the right to accomplish a withdrawal of any previous tender of the BAC Holder’s BACs and the right to complete the transfer contemplated thereby. All such proxies will be considered coupled with an interest in the tendered BACs, are irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of the BACs by the Purchaser in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies given by the BAC Holder with respect to the BACs and Distributions will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will be without force or effect). The officers and designees of the Purchaser will, with respect to the BACs for which the appointment is effective, be empowered to exercise all voting and other rights of the BAC Holder as they in their discretion may deem proper at any meeting of the Partnership or any adjournment or postponement thereof.

By executing and delivering a Letter of Transmittal, a tendering BAC Holder irrevocably assigns to the Purchaser and its assigns all of the right, title and interest of the BAC Holder in and to any and all Distributions made by the Partnership, effective upon and after the date of acceptance with respect to BACs accepted for payment and thereby purchased by the Purchaser.

4.	DETERMINATION OF VALIDITY; REJECTION OF BACS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

All questions about the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of BACs pursuant to the Offer will be determined by the Purchaser, which determination will be final and binding. The Purchaser reserves the right to reject any or all tenders of any particular BACs determined by it not to be in proper form or if the acceptance of or payment for those BACs may, in the opinion of Purchaser’s counsel, be unlawful. The Purchaser also reserves the right to waive or amend any of the conditions of the Offer that it is legally permitted to waive and to waive any defect in any tender with respect to any particular BACs. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding. No tender of BACs will be deemed to have been validly made until all defects have been cured or waived. Neither the Purchaser nor any other person will be under any duty to give notification of any defects in the tender of any BACs or will incur any liability for failure to give any such notification.

A tender of BACs pursuant to the procedure described above and the acceptance for payment of such BACs will constitute a binding agreement between the tendering BAC Holder and the Purchaser on the terms set forth in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to this Offer, and thereby purchased, Properly Tendered BACs if, as and when the Purchaser gives written notice to the Partnership or its transfer agent of the Purchaser’s acceptance of those BACs for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for BACs accepted for payment pursuant to the Offer will be made and transmitted directly to BAC Holders whose BACs have been accepted for payment.

5.	WITHDRAWAL RIGHTS.

Tenders of BACs made pursuant to the Offer are irrevocable, except that BACs tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after March 28, 2006 (60 days following the Offer Date). If purchase of, or payment for, BACs is delayed for any reason, including (i) extension by the Purchaser of the Expiration Date or (ii) a delay by General Partner in confirming the transfer of BACs; or if the Purchaser is unable to purchase or pay for BACs for any reason (for example, because of proration adjustments), then, without prejudice to the Purchaser’s rights under the Offer, tendered BACs may be retained by the Purchaser and may not be withdrawn, except to the extent that tendering BAC Holders are otherwise entitled to withdrawal rights as set forth in this Section 5; subject, however, to the Purchaser’s obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay BAC Holders the purchase price in respect of BACs tendered promptly after termination or withdrawal of the Offer. The Partnership’s transfer agent has been providing confirmation of transfers on a monthly basis.

For withdrawal to be effective, a written notice of withdrawal must be timely received by the Purchaser at its address listed on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the BACs to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Any BACs properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn BACs may be re-tendered, however, by following the procedures described in Section 3 herein at any time prior to the Expiration Date.

All questions about the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notice of any defects in any notice of withdrawal or incur any liability for failure to give any such notice.

6.	EXTENSION OF TENDER PERIOD; AMENDMENT.

The Purchaser expressly reserves the right at any time:

•	to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any BACs;

•
to delay for a reasonable period the acceptance for payment of, or payment for, any BACs not already accepted for payment or paid for, if the Purchaser reasonably anticipates the prompt receipt of any authorization, consent, order of, or filing with, or the expiration of waiting periods imposed by, any court, government, administrative agency or other governmental authority, necessary for the consummation of the transactions contemplated by the Offer;

•	to amend the Offer in any respect (including, without limitation, by increasing or decreasing the price, increasing or decreasing the number of BACs being sought, or both).

Notice of any such extension or amendment will promptly be disseminated to BAC Holders in a manner reasonably designed to inform BAC Holders of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. If the Purchaser makes a material change in the terms of the Offer or waives a condition that constitutes a material change in the terms of the Offer, the Purchaser will extend the Offer for at least five business days and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. If a Distribution occurs before the Expiration Date and the Purchaser reduces its Offer price as a result, the Purchaser will provide notice thereof to BAC Holders and extend the Expiration Date in accordance with Rule 14e-1(b) under the Exchange Act. The Purchaser will not provide a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act.

7. CONDITIONS OF THE OFFER.

Notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer), to pay for any BACs tendered, may delay the acceptance for payment of the BACs tendered, or may withdraw the Offer if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a)  a preliminary or permanent injunction or other order of any federal or state court, government, administrative agency or other governmental authority shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any BACs by the Purchaser; (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of both legal and beneficial ownership of the BACs; (iii) requires divestiture by the Purchaser of any BACs; (iv) materially adversely affects the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser, or the Partnership; or (v) seeks to impose any material condition to the Offer unacceptable to the Purchaser, which determination will be made in the Purchaser’s reasonable judgment;

(b)  there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government, administrative agency or other governmental authority which, directly or indirectly, results in any of the consequences referred to in paragraph (a) above;

(c)  there shall be any authorization, consent, order of, or filing with, or expiration of waiting periods imposed by, any court, government, administrative agency or other governmental authority, necessary for the consummation of the transactions contemplated by the Offer and requested by Purchaser, that shall not have occurred or been filed or obtained;

(d)  any event shall have occurred or been disclosed, or shall have been threatened, regarding the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which event is materially adverse, or which threatened event, if fulfilled, would be materially adverse, to the Partnership or its business or properties, or there shall be any material lien not disclosed in the Partnership’s financial statements, or the Purchaser shall have become aware of any previously undisclosed fact that has or with the passage of time would have a material adverse effect on the value of the BACs or the Partnership’s properties;

(e)  the General Partner or the Partnership shall have stated or otherwise indicated that it intends to refuse to take any action that the Purchaser deems necessary, in the Purchaser’s reasonable judgment, for the Purchaser to be the registered owner of the BACs tendered and accepted for payment hereunder, with full voting rights, simultaneously with the consummation of the Offer or as soon thereafter as is permitted under the Partnership Agreement, in accordance with the Partnership Agreement and applicable law, or the Purchaser is unable to confirm to its reasonable satisfaction that the General Partner or Partnership will not refuse to take any such action. Generally, to be reasonably satisfied that the General Partner would not refuse to take actions necessary to cause the Purchaser to be the registered owner of the BACs tendered, the Purchaser would need to receive confirmation from the transfer agent that the General Partner of the Partnership transferred the BACs on the books of the Partnership.

(f)  there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any BACs pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the reasonable judgment of the Purchaser, adversely affecting the Purchaser, the Partnership or its properties or the value of the BACs;

(g)  the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding BACs, (iii) declared or paid any Distribution, other than in cash, on any of the BACs, or (iv) the Partnership or the General Partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business, other than listing the Partnership’s properties for sale; or

(h)  the General Partner shall have modified, or taken any step or steps to modify, in any way, the procedures or regulations applicable to the registration of BACs or transfers of BACs on the books and records of the Partnership or the admission of transferees of BACs as registered owners and as BAC Holders, such as if the Partnership were to amend the Partnership Agreement so that (i) transfer of BACs would be impracticable or impossible or (ii) the Partnership would not recognize any transfer for an extended period of time.

The foregoing conditions are for the sole benefit of the Purchaser and may be (but need not be) asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time prior to the Expiration Date, subject to the requirement to disseminate to BAC Holders, in a manner reasonably designed to inform them of, any material change in the information previously provided. Any determination by the Purchaser, in its reasonable judgment, concerning the events described above will be final and binding upon all parties.

8.	BACKUP FEDERAL INCOME TAX WITHHOLDING.

To prevent the possible application of backup federal income tax withholding with respect to payment of the purchase price, a tendering BAC Holder must provide the Purchaser with the BAC Holder’s correct taxpayer identification number in the space provided in the Letter of Transmittal.

9.	FIRPTA WITHHOLDING.

To prevent the withholding of federal income tax in an amount equal to ten percent of the amount of the purchase price plus Partnership liabilities allocable to each BAC purchased, the

Letter of Transmittal includes FIRPTA representations certifying the BAC Holder’s taxpayer identification number and address and that the BAC Holder is not a foreign person.

CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

The Partnership is subject to the information reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or electronically at http://www.sec.gov. Copies should be available by mail upon payment of the Commission’s customary charges by writing to the Commission’s principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

  General.  Attached as Part I of Appendix A to this Offer to Purchase are excerpts from the last Annual Report on Form 10-K for the year ended March 31, 2005 (the “Form 10-K”), and the last Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (the “Form 10-Q”) filed by the Partnership with the Commission, which excerpts describe the business and operations of the Partnership.

  Outstanding BACs.  As of March 31, 2005, according to the Form 10-K, there were 4,080,000 Series 19 BACs held by approximately 2,397 BAC Holders.

  Trading History of the BACs.  There is no established public trading market for the BACs other than limited and sporadic trading through matching services or privately negotiated sales. At present, privately negotiated sales and sales through intermediaries (such as through the American Partnership Board) are the only means available to a BAC Holder to liquidate an investment in BACs (other than this Offer or other occasional offers by other partnership investors, if any) because the BACs are not listed or traded on any exchange or quoted on any NASDAQ list or system. The range of high and low bid quotations as derived from Direct Investments Spectrum and any mini-tenders we’re aware of for each two-month period during the past two years is as follows:

Period	High	Low
12/1 - 1/31/04	4.50	4.30
2/1 - 3/31/04	0.00	0.00
4/1 - 5/31/04	6.25	4.05
6/1 - 7/31/04	4.55	4.05
8/1 - 9/30/04	3.85	3.85
10/1 - 11/30/04	2.75	2.75
12/1 - 1/31/05	2.80	2.40
2/1 - 3/31/05	2.30	2.30
4/1 - 5/31/05	2.25	0.65
6/1 - 7/31/05	1.78	1.75
8/1 - 9/30/05	1.90	1.90
10/1 - 11/30/05	0.30	0.30

Sales may be conducted which are not reported in the Direct Investments Spectrum and the prices of sales through other channels may differ from those reported by the Direct Investments Spectrum. The reported gross sales prices may not reflect the net sales proceeds received by sellers of BACs, which typically are reduced by commissions (typically up to 10% with a minimum of $150-$200) and other secondary market transaction costs. The Purchaser does not know whether the information provided by the Direct Investments Spectrum is accurate or complete.

  Selected Financial and Property Related Data.  Attached as Part II of Appendix A is a summary of certain financial and statistical information with respect to the Partnership and its properties, all of which has been taken from the Form 10-K and Form 10-Q. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission. Part II of Appendix A is qualified in its entirety by reference to such publicly filed reports and documents, including, without limitation, all the financial information and related notes contained therein. BAC Holders should also refer to any other Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the Commission after the Form 10-K or after the date of this Offer for more recent information relating to the business and operations of the Partnership.

DETERMINATION OF OFFER PRICE

In establishing the Offer price, the Purchaser reviewed secondary market prices over the prior two years, which, according to Direct Investments Spectrum, ranged from $.30 to $6.25. Additionally, the Purchaser reviewed certain publicly available information including among other things: (i) Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and (ii) other reports filed with the Commission. The Purchaser did not obtain current independent valuations or appraisals of the assets.

The Purchaser did not develop an estimated current liquidation value for the Partnership’s BACs due to the Partnership not granting the Purchaser access to the Partnership’s books and records or the partnership agreements in the limited partnerships in which the Partnership has an interest. The Purchaser believes this information is necessary to estimate the liquidation value of the Partnership, including the value of its interest in the other limited partnerships.

CERTAIN INFORMATION CONCERNING THE PURCHASER

  The Purchaser.  The Purchaser is a Missouri limited liability company that was formed in April 2002. The principal address of the Purchaser is PO Box 34729, North Kansas City, Missouri 64116. The Purchaser’s managers are DeAnn Duffield and Erik Lund. The Purchaser has no employees of its own. The Purchaser and its affiliates invest in limited partnerships such as the Partnership, and in other forms of real estate oriented investments, and conduct activities incident thereto. The Purchaser’s sole member is SLCas, L.L.C. (“SLCas”), a Missouri limited liability company.

Although not a purchaser and not involved in structuring and determining the terms of the Offer, SLCas may also be deemed a bidder as a result of its ownership of the Purchaser. Sandra L. Castetter (“Ms. Castetter”) is the sole member of SLCas. Ms. Castetter is a citizen of the United States whose personal residence is located at 4617 NW Normandy Lane, Kansas City, Missouri 64116. Ms. Castetter invests in various real estate and other business ventures, but is not otherwise employed, nor has she been employed during the past five years.

Maxus Properties, Inc., a Missouri corporation (“Maxus Properties”) is performing services related to the administration of the Offer, which include mailing the Offer, receiving tenders, answering questions regarding the offer and processing the paperwork to request transfer of the tendered BACs. SLCas indirectly beneficially owns 41% of Maxus Properties.

For certain information concerning the Purchaser’s managers, see Schedule I to this Offer to Purchase.

  General.  Except as set forth elsewhere in this Offer to Purchase, (i) the Purchaser does not have a right to acquire, and, to the best knowledge of the Purchaser, no associate or majority-owned subsidiary of Purchaser or the persons listed in Schedule I hereto, has a right to acquire any BACs or any other equity securities of the Partnership; (ii) the Purchaser has not, and to the best knowledge of the Purchaser, none of the persons and entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has, effected any transaction in the BACs or any other equity securities of the Partnership during the past 60 days other than as stated in this Offer to Purchase; (iii) the Purchaser does not have and, to the best knowledge of the Purchaser, none of the persons listed in Schedule I hereto has, any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, the transfer or voting thereof, joint ventures, loan arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) since January 1, 2002, there have been no transactions which would require reporting under the rules and regulations of the Commission between the Partnership or any of its affiliates and the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of its executive officers, directors or affiliates; and (v) since January 1, 2002, except as otherwise stated in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets of the Partnership.

  Prior Acquisitions of BACs and Prior Contacts.  The Purchaser currently owns 5,900 BACs. 1,000 BACs were acquired on the secondary market for $5.88 per BAC, plus fees, for a total of $6,249. 2700 BACs were acquired on the secondary market for $1.90 per BAC plus fees for a total of $5,152.50. The remaining 2,200 BACs were acquired through a mini-tender in April 2005 for $.65 per BAC, less transfer fees. In addition to BACs, the Purchaser and certain of its affiliates own Series 15, 16, 17 and 18 beneficial assignee certificates in the Partnership. As indicated above, Maxus Properties is providing certain services to Purchaser in connection with the Offer. The Purchaser has no oral or written agreement of any kind, formal or informal, with these affiliates of Maxus Properties.

In December 2005, the Purchaser sent two letters to the Partnership requesting certain books and records from the Partnership and included the Partnership's required investor waiver. After receiving a telephone call from the Partnership, on January 6, 2006, the Purchaser sent an additional letter to the Partnership clarifying the Purchaser's request for books and records and the limited partner list. After additional telephone calls, on January 24, 2006, the Partnership sent the Purchaser a letter indicating the cost of copying the requested books and records, except for the limited partner list. On January 25, 2006, after repeated requests to provide the limited partner list, the Purchaser sent a letter to the Partnership formally requesting that the Partnership make an election pursuant to certain tender offer rules under the Securities Exchange Act of 1934, as amended, to either send the Purchaser a list of the limited partners or mail the Purchaser's tender offer documents.

Except as set forth above, neither the Purchaser nor its affiliates are party to any past, present or proposed material contracts, arrangements, understandings, relationships, or negotiations with the Partnership or with the General Partner concerning the Partnership.

  Source of Funds. Based on the Offer price of $1.00 per BAC, the Purchaser estimates that the total amount of funds necessary to purchase all BACs sought by this Offer and to pay related fees and expenses, will be approximately $790,000. The Purchaser expects to obtain these funds from committed equity contributions.

FUTURE PLANS OF THE PURCHASER

The Purchaser is seeking to acquire BACs pursuant to the Offer to obtain a substantial equity interest in the Partnership, for investment purposes. Following the completion of the Offer, the Purchaser and persons related to or affiliated with the Purchaser may acquire additional BACs, although there is no current intention to do so. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable by the Purchaser. Any such acquisition may be at a price higher or lower than the price to be paid for the BACs purchased pursuant to the Offer, and may be for cash or other consideration. The Purchaser also may consider selling some or all of the BACs it acquires pursuant to the Offer, either directly or by a sale of one or more interests in the Purchaser itself, depending upon liquidity, strategic, tax and other considerations.

Other than as set forth above, the Purchaser does not currently intend to change current management, indebtedness, capitalization, corporate structure or business operations of the Partnership and does not have current plans for any extraordinary transaction such as a merger, reorganization, liquidation or sale or transfer of assets involving the Partnership. However, these plans could change at any time in the future. If any transaction is effected by the Partnership and financial benefits accrue to the BAC Holders, the Purchaser and its affiliates will participate in those benefits to the extent of their ownership of the BACs.

EFFECTS OF THE OFFER

  Future Benefits of BAC Ownership.  Tendering BAC Holders shall receive cash in exchange for their BACs purchased by the Purchaser and will forego all future distributions and income and loss allocations from the Partnership with respect to such BACs.

  Limitations on Resales.  The Purchaser believes that the Partnership Agreement prohibits a transfer of BACs if the transfer would result in a termination of the Partnership (a “Tax Termination”) within the meaning of section 708 of the Internal Revenue Code of 1986, as amended (the “Code”), and such termination would have adverse tax consequences to any partner. Due to this requirement, the Partnership may refuse to confirm the transfer of BACs pursuant to this Offer without an opinion of counsel or may not accept an opinion that counsel presents. These provisions may limit sales of BACs on the secondary market and in private transactions following completion of the Offer. Accordingly, the Partnership may not recognize any requests for recognition of a transferee BAC Holder upon a transfer of BACs if the transfer would result in a Tax Termination. For the same reasons, it is theoretically possible that the number of BACs tendered for purchase by the Purchaser taken together with the number of BACs that have transferred prior to the Offer could result in a Tax Termination. In such event, Purchaser will purchase the maximum number of BACs it may purchase without causing a Tax Termination, as informed by the General Partner. It is not possible for Purchaser to determine how many BACs may be purchased because only the General Partner will know the number of BACs that have been transferred in all other transactions prior to the expiration of the Offer. See “Details of the Offer - Terms of the Offer; Expiration Date; Proration.”

The possibility exists that the General Partner will deny the transfer of BACs. The Purchaser is aware of approximately 4,900 BACs being transferred in the last 12 months (which amounts to approximately 1.2% of the 4,080,000 BACs outstanding). Although the Purchaser does not know whether the General Partner will enforce a limitation on transfer, the Purchaser should know whether the General Partner will transfer the BACs tendered when the Partnership’s transfer agent provides confirmation of transfers, which occurs on a monthly basis.

  Influence Over Future Voting Decisions.  If all of the BACs sought are acquired, the Purchaser and its affiliates will hold approximately 19% of the outstanding BACs. Accordingly, while the Purchaser and its affiliates will likely not control any vote of the BAC Holders, the Purchaser and its affiliates may have some influence over such actions.

FEDERAL INCOME TAX MATTERS

BAC HOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THE BAC HOLDER OF SELLING BACS PURSUANT TO THE OFFER.

The following summary is a general discussion of certain of the federal income tax consequences of a sale of BACs pursuant to the Offer. The summary is based on the Code, applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Offer. All of the foregoing is subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular BAC Holder in light of such BAC Holder’s specific circumstances, nor does it describe any aspect of state, local, foreign or other tax laws. Sales of BACs pursuant to the Offer may be taxable transactions under applicable state, local, foreign and other tax laws.

In general, a BAC Holder will recognize gain or loss on a sale of BACs pursuant to the Offer equal to the difference between (i) the BAC Holder’s “amount realized” on the sale and (ii) the BAC Holder’s adjusted tax basis in the BACs sold. The amount of a BAC Holder’s adjusted tax basis in a BAC will vary depending upon the BAC Holder’s particular circumstances, and it will include the amount of the Partnership’s liabilities allocable to the BAC (as determined under Code Section 752). The “amount realized” with respect to a BAC will be a sum equal to the amount of cash received by the BAC Holder for the BAC pursuant to the Offer (that is, the purchase price), plus the amount of the Partnership’s liabilities allocable to the BAC (as determined under Code Section 752).

The gain or loss recognized by a BAC Holder on a sale of a BAC pursuant to the Offer generally will be treated as a capital gain or loss if the BAC was held by the BAC Holder as a capital asset. Gain with respect to BACs held for more than one year will be taxed, for federal income tax purposes, at a maximum long-term capital gain rate of 15 percent. Gain with respect to BACs held one year or less will be taxed at ordinary income rates. It should also be noted that the Taxpayer Relief Act of 1997 imposed depreciation recapture of previously deducted straight-line depreciation with respect to real property at a rate of 25 percent (assuming eligibility for long-term capital gain treatment). A portion of the gain realized by a BAC Holder with respect to a disposition of the BACs may be subjected to this 25 percent rate to the extent that the gain is attributable to depreciation recapture inherent in the properties of the Partnership.

If any portion of the amount realized by a BAC Holder is attributable to such BAC Holder’s share of “unrealized receivables” or “substantially appreciated inventory items” as defined in Code Section 751, a corresponding portion of such BAC Holder’s gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a BAC Holder’s recognizing ordinary income with respect to the portion of the BAC Holder’s amount realized on the sale of a BAC that is attributable to such items while recognizing a capital loss with respect to the remainder of the BAC.

Capital losses are deductible only to the extent of capital gains, except that taxpayers who are natural persons may deduct up to $3,000 per year of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a “C” corporation’s carry-forward period is five years and an individual taxpayer can carry forward such losses indefinitely).

Under Code Section 469, individuals, S corporations and certain closely-held corporations generally are able to deduct “passive activity losses” in any year only to the extent of the person’s passive activity income for that year. Substantially all post-1986 losses of BAC Holders from the Partnership are passive activity losses. BAC Holders may have “suspended” passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted “phase-in” amounts and which have not been used to offset income from other passive activities).

If a BAC Holder sells less than all of its interest in the Partnership pursuant to the Offer, a passive loss recognized by that BAC Holder can be currently deducted (subject to the other applicable limitations) to the extent of the BAC Holder’s passive income from the Partnership for that year plus any other net passive activity income for that year, and any gain recognized by a BAC Holder upon the sale of BACs can be offset by the BAC Holder’s current or “suspended” passive activity losses (if any) from the Partnership and other sources. If, on the other hand, a BAC Holder sells 100 percent of its interest in the Partnership pursuant to the Offer, any “suspended” passive activity losses from the Partnership and any passive activity losses recognized upon the sale of the BACs will be offset first against any net passive activity income from the BAC Holder’s other passive activity investments, and the balance of any net passive activity losses attributable to the Partnership will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such BAC Holder from its other “ordinary” income (subject to any other applicable limitations). If more than the number of BACs sought in the Offer are Properly Tendered, some tendering BAC Holders may not be able to sell 100 percent of their BACs pursuant to the Offer because of proration of the number of BACs to be purchased by the Purchaser, unless the Purchaser amends the Offer to increase the number of BACs to be purchased.

A tendering BAC Holder will be allocated the BAC Holder’s pro rata share of the annual taxable income and losses from the Partnership with respect to the BACs sold for the period through the date of sale, even though such BAC Holder will assign to the Purchaser its rights to receive certain cash distributions with respect to such BACs. Such allocations and any Partnership distributions for such period would affect a BAC Holder’s adjusted tax basis in the tendered BACs and, therefore, the amount of gain or loss recognized by the BAC Holder on the sale of the BACs.

BAC Holders (other than tax-exempt persons, corporations and certain foreign individuals) who tender BACs may be subject to 28 percent backup withholding unless those BAC Holders provide a taxpayer identification number (“TIN”) and are certain that the TIN is correct or properly certify that they are awaiting a TIN. A BAC Holder may avoid backup withholding by properly completing and signing the Letter of Transmittal. If a BAC Holder who is subject to backup withholding does not include its TIN, the Purchaser will withhold 28 percent from payments to such BAC Holder.

CERTAIN LEGAL MATTERS

  General.  Except as set forth herein, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of BACs by the Purchaser pursuant to the Offer. The Purchaser’s obligation to purchase and pay for BACs is subject to certain conditions, including conditions related to the legal matters discussed herein.

  State Takeover Statutes.  A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of entities domiciled in such states or which have substantial assets, security holders, principal executive offices or principal places of business in such states. These laws are generally directed at the acquisition of corporations and not partnerships. The Purchaser is not aware of any state anti-takeover law that would apply to the transaction contemplated by the Offer.

If any person seeks to apply any state takeover statute, the Purchaser will take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If there is a claim that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. This could prevent the Purchaser from purchasing or paying for BACs tendered pursuant to the Offer, or cause delay in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for BACs tendered. Furthermore, it is a condition to the Offer that no state or federal statute impose a material limitation on the Purchaser’s right to vote the BACs purchased pursuant to the Offer. If this condition is not met, Purchaser may terminate or amend the Offer.

  Fees and Expenses.  Purchaser will pay Maxus Properties $1,000 in connection with Maxus Properties assistance in making this Offer. Employees of Maxus Properties may solicit tenders of BACs without any additional compensation. Except as provided in the preceding sentence, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of BACs pursuant to the Offer. The Purchaser will pay all costs and expenses of printing and mailing the Offer and Purchaser’s legal fees and expenses.

  Miscellaneous.  The Offer is not made to (nor will tenders be accepted on behalf of) BAC Holders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to BAC Holders in such jurisdiction.

In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the caption “Certain Information Concerning The Partnership -- General.”

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

PACO DEVELOPMENT, L.L.C.

January 27, 2006

SCHEDULE I

EXECUTIVE OFFICERS

The Purchaser’s managers are DeAnn Duffield and Erik Lund. The Purchaser is wholly-owned by SLCas, L.L.C. (“SLCas”). The Purchaser has no employees of its own. Each is a United States citizen. The name and principal occupation or employment of each manager of the Purchaser are set forth below.

Employment Name	Present Principal Occupation or Position and Five-Year Employment History
DeAnn Duffield
Ms. Duffield is a manager of the Purchaser. Ms. Duffield has been employed by Maxus Properties since May 2005, serving as VP of Reporting and Administration. Ms. Duffield was not employed for the five year period prior to such time.

Erik Lund
Mr. Lund is a manager of the Purchaser and a manager of SLCas.  Since July 2004, Mr. Lund has been employed by Maxus Properties as its Acquisitions Manager. Prior to July 2004, Mr. Lund worked at Ernst & Young’s National Cash Management Practice headquartered in Kansas City, MO for over four years as a senior advisor.

APPENDIX A

The following information was extracted from the Partnership’s Annual Report on Form 10-K for the year ended March 31, 2005, and the Quarterly Report on Form 10-Q for the period ending September 30, 2005 (collectively, the “Reports”). Although the Purchaser has no information that any statements contained in this Appendix A are untrue, the Purchaser has not independently investigated the accuracy of statements, and takes no responsibility for the accuracy, inaccuracy, completeness or incompleteness of any of the information contained in the Reports or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.

The Partnership is subject to the information reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or electronically at http://www.sec.gov. Copies should be available by mail upon payment of the Commission’s customary charges by writing to the Commission’s principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

A-1

From the Reports:

Item 1.    Business

Organization

Boston Capital Tax Credit Fund III L.P. (the “Fund”) is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act as of September 19, 1991.  Effective as of June 1, 2001 there was a restructuring, and as a result, the Fund’s general partner was reorganized as follows.  The General Partner of the Fund continues to be Boston Capital Associates III L.P., a Delaware limited partnership.  The general partner of the General Partner is now BCA Associates Limited Partnership, a Massachusetts limited partnership, whose sole general partner is C&M Management, Inc., a Massachusetts corporation.  John P. Manning is the principal of Boston Capital Partners, Inc.  The limited partner of the General Partner is Capital Investment Holdings, a general partnership whose partners are certain officers and employees of Boston Capital Partners, Inc., and its affiliates.  The Assignor Limited Partner is BCTC III Assignor Corp., a Delaware corporation which is wholly-owned by John P. Manning.

The Assignor Limited Partner was formed for the purpose of serving in that capacity for the Fund and will not engage in any other business. Units of beneficial interest in the Limited Partnership Interest of the Assignor Limited Partner will be assigned by the Assignor Limited Partner by means of beneficial assignee certificates (“BACs”) to investors and investors will be entitled to all the rights and economic benefits of a Limited Partner of the Fund including rights to a percentage of the income, gains, losses, deductions, credits and distributions of the Fund.

A Registration Statement on Form S-11 and the related prospectus, as supplemented (the “Prospectus”) was filed with the Securities and Exchange Commission and became effective January 24, 1992 in connection with a public offering (“Offering”) in one or more series of a minimum of 250,000 BACs and a maximum of 20,000,000 BACs at $10 per BAC.  On September 4, 1993 the Fund filed an amendment to Form S-11 with the Securities and Exchange Commission which registered an additional 2,000,000 BACs at $10 per BAC for sale to the public in one or more series.  The registration for additional BACs became effective on October 6, 1993.  As of March 31, 2005, subscriptions had been received and accepted by the General Partner in Series 15, 16, 17, 18 and 19 for 21,996,102 BACs, representing capital contributions of $219,961,020.  The Fund issued the last BACs in Series 19 on December 17, 1993.  This concluded the Public Offering of the Fund.

The Offering, including information regarding the issuance of BACs in series, is described on pages 84 to 87 of the Prospectus, as supplemented, under the caption “The Offering”, which is incorporated herein by reference.

Description of Business

The Fund’s principal business is to invest as a limited partner in other limited partnerships (the “Operating Partnerships”) each of which will own or lease and will operate an Apartment Complex exclusively or partially for low- and moderate-income tenants.  Each Operating Partnership in which the Fund will invest will own Apartment Complexes which are completed, newly-constructed, under construction or rehabilitation, or to-be constructed or rehabilitated, and which are expected to receive Government Assistance.  Each Apartment Complex is expected to qualify for the low-income housing tax credit under Section 42 of the Code (the “Federal Housing Tax Credit”), thereby providing tax benefits over a period of ten to twelve years in the form of tax credits which investors may use to offset income, subject to certain strict limitations, from other sources.  Certain Apartment Complexes may also qualify for the historic rehabilitation tax credit under Section 47 of the Code (the “Rehabilitation Tax Credit”).  The Federal Housing Tax Credit and the Government Assistance programs are described on pages 37 to 51 of the Prospectus, as supplemented, under the captions “Tax Credit Programs” and “Government Assistance Programs,” which is incorporated herein by reference.  Section 236 (f) (ii) of the National Housing Act, as amended, in Section 101 of the Housing and Urban Development Act of 1965, as amended, each provide for the making by HUD of rent supplement payments to low income tenants in properties which receive other forms of federal assistance such as Tax Credits.  The payments for each tenant, which are made directly to the owner of their property, generally are in such amounts as to enable the tenant to pay rent equal to 30% of the adjusted family income.  Some of the Apartment Complexes in which the Partnership has invested are receiving such rent supplements from HUD. HUD has been in the process of converting rent supplement assistance to assistance paid not to the owner of the

Apartment Complex, but directly to the individuals.  At this time, the Partnership is unable to predict whether Congress will continue rent supplement programs payable directly to owners of the Apartment Complex.

As of March 31, 2005 the Fund had invested in 66 Operating Partnerships on behalf of Series 15, 64 Operating Partnerships on behalf of Series 16, 47 Operating Partnerships on behalf of Series 17, 34 Operating Partnerships on behalf of Series 18 and 26 Operating Partnerships on behalf of Series 19.  A description of these Operating Partnerships is set forth in Item 2 herein.

The business objectives of the Fund are to:

(1)                                  provide current tax benefits to Investors in the form of Federal Housing Tax Credits and in limited instances, a small amount of Rehabilitation Tax Credits, which an Investor may apply, subject to certain strict limitations, against the investor’s federal income tax liability from active, portfolio and passive income;

(2)                                  provide tax benefits in the form of passive losses which an Investor may apply to offset his passive income (if any); and

(3)                                  preserve and protect the Fund’s capital and provide capital appreciation and cash distributions through increases in value of the Fund’s investments and, to the extent applicable, equity buildup through periodic payments on the mortgage indebtedness with respect to the Apartment Complexes.

The business objectives and investment policies of the Fund are described more fully on pages 30 to 37 of the Prospectus, as supplemented, under the caption “Investment Objectives and Acquisition Policies,” which is incorporated herein by reference.

Employees

The Fund does not have any employees.  Services are performed by the General Partner and its affiliates and agents retained by them.

Item 2.    Properties

The Fund has acquired a Limited Partnership interest in 237 Operating Partnerships in five series, identified in the table set forth below.  In each instance the Apartment Complex owned by the applicable Operating Partnership is eligible for the Federal Housing Tax Credit.  Initial occupancy of a unit in each Apartment Complex which complied with the Minimum Set-Aside Test (i.e., initial occupancy by tenants with incomes equal to no more than a certain percentage of area median income) and the Rent Restriction Test (i.e., gross rent charged tenants does not exceed 30% of the applicable income standards) is referred to hereinafter as “Qualified Occupancy.”  Each of the Operating Partnerships and each of the respective Apartment Complexes are described more fully in the Prospectus or applicable Report on Form 8-K.  The General Partner believes that there is adequate casualty insurance on the properties.

Please refer to Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more detailed discussion of operational difficulties experienced by certain of the Operating Partnerships.

Boston Capital Tax Credit Fund III L.P. - Series 19

PROPERTY PROFILES AS OF MARCH 31, 2005

			Mortgage				Cap Con
			Balance			Qualified	Paid
Property			As of	Acq	Const	Occupancy	Thru
Name	Location	Units	12/31/2004	Date	Comp	3/31/2005	3/31/2005
Callaway Villa	Holt’s Summit, MO	48	$1,089,466	06/94	12/94	100%	$1,181,010

Carrollton Villa	Carrollton, MO	48	1,322,464	06/94	03/95	100%	1,121,758

Clarke School	Newport, RI	56	2,461,133	12/94	12/94	100%	1,153,719

Coopers Crossing	Irving, TX	93	3,392,623	06/96	12/95	100%	2,145,000

Delaware Crossing Apartments	Ankeny, IA	152	3,219,865	08/94	03/95	100%	3,337,884

Garden Gate Apartments	Forth Worth, TX	240	5,417,839	02/94	04/95	100%	3,576,605

Garden Gate Apartments	Plano, TX	240	6,796,541	02/94	05/95	100%	3,166,064

Hebbronville Senior	Hebbronville, TX	20	504,883	12/93	04/94	100%	82,592

Jefferson Square	Denver, CO	64	2,338,733	05/94	08/95	100%	1,715,351

Jenny Lynn Apts.	Morgantown, KY	24	785,003	01/94	09/94	100%	182,800

Lone Star Senior	Lone Star, TX	24	597,241	12/93	05/94	100%	138,740

Mansura Villa II Apartments	Mansura, LA	32	941,157	05/94	08/95	100%	227,910

Maplewood Park Apts.	Union City, GA	110	3,309,052	04/94	07/95	100%	1,416,091

Martindale Apts.	Martindale, TX	24	659,419	12/93	01/94	100%	154,790

Munford Village	Munford, AL	24	$741,506	10/93	04/94	100%	$165,800

Northpoint Commons	Kansas City, MO	158	4,386,305	07/94	06/95	100%	2,124,024

Poplar Ridge Apts.	Madison, VA	16	638,577	12/93	10/94	100%	124,704

Prospect Villa III Apartments	Hollister, CA	30	1,707,443	03/95	05/95	100%	499,104

Sahale Heights Apts.	Elizabethtown, KY	24	838,107	01/94	06/94	100%	238,600

CC 1562220v3

Property Name	Location	Units	Mortgage Balance As of 12/31/04	Acq Date	Const Comp	Qualified Occupancy 3/31/05	Cap Con Paid Thru 3/31/05

Seville Apartments	Forest Village, OH	24	650,388	03/94	03/78	100%	71,780

Sherwood Knoll	Rainsville, AL	24	762,518	10/93	04/94	100%	162,500

Summerset Apartments	Swainsboro, GA	30	920,632	01/94	11/95	100%	223,029

Tanglewood Apartments	Lawrenceville, GA	130	3,935,570	11/93	12/94	100%	3,020,840

Village North I	Independence, KS	24	833,267	06/94	12/94	100%	190,471

Vistas at Lake Largo	Largo, MD	110	4,793,910	12/93	01/95	100%	2,833,420

Wedgewood Lane Apartments	Cedar City, UT	24	978,734	06/94	09/94	100%	262,800

Results of Operations

The Fund incurred an annual fund management fee to the General Partner and/or its affiliates in an amount equal to 0.5% of the aggregate cost of the Apartment Complexes owned by the Operating Partnerships, less the amount of certain partnership management and reporting fees paid or payable by the Operating Partnerships.  The annual fund management fee incurred, net of reporting fees received for the fiscal years ended March 31, 2005 and 2004 was $1,666,693 and $2,202,369, respectively.   The decrease in the current years annual fund management fee incurred net of reporting fees, is primarily the result of the payment of prior years Reporting Fee in the amounts of $256,461 for Series 15 and $235,999 for Series 17 from the sale of one Operating Partnership.

The Fund’s investment objectives do not include receipt of significant cash distributions from the Operating Partnerships in which it has invested or intends to invest.  The Fund’s investments in Operating Partnerships have been and will be made principally with a view towards realization of Federal Housing Tax Credits for allocation to its partners and BAC holders.

[Text omitted]

(Series 19).  As of March 31, 2005 and 2004, the average Qualified Occupancy for the series was 100%.  The series had a total of 26 properties at March 31, 2005, all of which were at 100% qualified occupancy.

For the tax year ended December 31, 2004 and 2003, the series, in total, generated $2,440,564 and $2,659,448, respectively, in passive income tax losses that were passed through to the investors and also provided $1.28 and $1.33, respectively, in tax credits per BAC to the investors. Series 19 experienced a decrease in the tax credits generated per BAC from calendar year 2004 to 2005. The Operating Partnerships were allocated tax credits for 10 years.  Based on each Operating Partnership’s lease-up, the total credits could be spread over as many as 13 years.  In cases where the actual number of years is more than 10, the credits delivered in the early and later years will be less than the maximum allowable per year.  The decrease in credits from calendar year 2004 to 2005 results from the fact sum of the Operating Partnerships have entered their final years of credit.  The decrease in tax credits generated per BAC is expected to continue until all credits have been realized and tax credits generated per BAC will be reduced to zero.

As of March 31, 2005 and 2004, Investments in Operating Partnerships for Series 19 was $8,251,109 and $14,997,940, respectively.  Investments in Operating Partnerships was affected by the way the Fund accounts for such investments, the equity method.  By using the equity method the Fund adjusts its investment cost for its share of each Operating Partnership’s results of operations and for any distributions received or accrued.

For the years ended December 31, 2004 and 2003, Series 19 reflects net loss from Operating Partnerships of $(2,708,649) and $(2,402,352), respectively, which includes depreciation and amortization of $3,160,742 and $3,155,675, respectively.

Series 19 has invested in 3 Operating Partnerships (the “Calhoun Partnerships”) in which the Operating General Partner initially was Reimer Calhoun, Jr.  or an entity which was affiliated with or controlled by Reimer Calhoun (the “Reimer Calhoun Group”).  The Operating Partnerships are: Hebbronville Apts., Lone Star Seniors Apts., and Martindale Apts.  The affordable housing properties owned by the Calhoun Partnerships are located in Texas and consist of approximately 68 apartment units in total.  The low income housing tax credit available annually to Series 19 from the Calhoun Partnerships is approximately $78,750, which is approximately 1% of the total annual tax credit available to investors in Series 19.

In the summer of 2002, the US Attorney for the Western District of Louisiana notified the Investment General Partner that the Reimer Calhoun group was under investigation by several federal agencies for the alleged manipulation of property cost certifications.  In early 2003, the Investment General Partner learned that the US Attorney intended to bring criminal charges against certain members of the Reimer Calhoun group for falsifying the certified cost basis upon which the Louisiana Housing Finance Agency determined the tax credit calculation with respect to approximately 40 Operating Partnerships in which Series 19 is not an investor.  The Investment General Partner used these certifications in determining the tax credits investors would receive through their investment in the Calhoun Partnerships.

In effect, it appears that the contractor that built the apartment properties (an affiliate of Mr. Calhoun’s) overbilled the respective Operating Partnerships, thereby improperly inflating the cost certification and the amount of tax credit generated.

In late March, 2003, Reimer Calhoun, Jr. pleaded guilty to charges of wire fraud and conspiracy to commit equity skimming.  At that time, the Investment General Partner obtained $1,282,202, currently held in escrow, from Reimer Calhoun for the purpose of offsetting any potential losses to tax credits caused by Mr. Calhoun’s fraud.

On September 25, 2003, judgment in a criminal case was entered against Reimer Calhoun, Jr. and TF Management, Inc.  On Count 1, alleging wire fraud, Reimer Calhoun, Jr. was sentenced to 60 months in the custody of the United States Bureau of Prisons.  On Count 2, Mr. Calhoun received a concurrent 60 month sentence.  Mr. Calhoun’s prison sentence began on October 13, 2003.  Mr. Calhoun was further fined $500,000 and ordered to pay restitution of $4,363,683 to various parties.  The amount of restitution ordered paid to the Investment General Partner was $1,559,723.  This amount includes the monies previously paid by Mr. Calhoun.  The additional $277,521 was received in December 2003.

The Investment General Partner has cooperated fully with the US Attorney in the investigation, and there has been no suggestion of any wrongdoing on the part of it or any of its affiliates.

In 2003, the Internal Revenue Service commenced an audit of the Calhoun partnerships in order to finally determine the amount of overstated tax credits.  The Investment General Partner has reached a resolution with the IRS whereby the adjustments to tax credits will be made only for the tax years 2004 and thereafter in order to avoid amending tax returns already filed for the years 2001, 2002 and 2003. Final Closing Agreements have now been entered into with the IRS for each of the partnerships. At this point, the Investment Partnerships have incurred substantial legal and accounting costs based upon Mr. Calhoun’s fraud. It is further anticipated that the $1,559,723 will be sufficient to fully protect the investors and provide restitution to the Investment Partnerships affected.

With respect to each of the Calhoun Partnerships either (a) Reimer Calhoun’s controlling interest in the Operating General Partner has been assigned to Murray Calhoun the son of Reimer Calhoun or (b) in some cases the Operating

General Partner entity itself has been replaced with a new entity controlled by Murray Calhoun and in which Reimer Calhoun has no interest. Murray Calhoun is the principal of Calhoun Property Management, L.L.C., which has provided property level management services for the apartment properties owned by the Calhoun Partnerships.  Murray Calhoun also cooperated fully with the criminal investigation of his father, and the Investment General Partner and its affiliates have confirmed directly with the US Attorney that no evidence was found of any wrongdoing on the part of Murray Calhoun.

Murray Calhoun and the Investment General Partner and its affiliates have all undertaken discussions with the Rural Housing Service of the U.S. Department of Agriculture, in its capacity as first mortgage lender for each of the Calhoun Partnerships, to make sure that all of the mortgage loans are and will continue to be in good standing notwithstanding the overstated credit and the criminal prosecution resulting there from.  RHS has also indicated that it will consent to the replacement of general partners noted above.

In addition, Murray Calhoun and the Investment General Partner and its affiliates have entered into agreements which (a) cause Murray Calhoun to guarantee performance of all of the obligations to limited partners previously guaranteed by Reimer Calhoun, (b) tighten up the consent rights of the Investment General Partner in connection with changing general partners, management agents and partnership accountants, and (c) clarify the rights of the Investment General Partner to remove a general partner in the future in the event of certain specified events.

Finally, the Investment General Partner and its affiliates are reviewing their business dealings with the Calhoun Partnerships in general to attempt to determine if any other irregularities have occurred.

Carrollton Villa, L.P.  (Carrollton Villa) located in Carrollton, Missouri has historically operated below breakeven as a result of low occupancy and reduced rent levels.  Occupancy at the property averaged 87% in 2004.  The primary problem is that Carrolton, Missouri, has experienced significant economic decline.  All of the major employers have relocated and rent decreases were required to attract potential residents.  After the Operating General Partner interests were transferred to a non-profit agency, management also changed.  When the new management took over, they found numerous non-paying residents who they had to evict.  After this round of evictions, occupancy dropped and management has not been able to re-lease the units.  Occupancy averaged 78% for the first quarter of 2005.  Management is currently offering one month free rent as well as one month free rent for resident referrals.  They have expanded their outreach and advertising to attract potential residents from bordering communities.  Upon transfer to the nonprofit Operating General Partner, the mortgage became a cash flow only mortgage.  This has helped the property operate at breakeven for the first quarter of 2005.  The taxes, mortgage and insurance are all current.

Jeremy Associates L.P. (Coopers Crossing Apartments) a 93-unit family development located in Las Colinas, Texas operated below breakeven during 2003.  Occupancy changes and the overall decline in the sub-market during 2003 and 2004 are related to increased competition with other tax credit communities.  To remain competitive, the property increased advertising and outreach marketing to local business and retail centers, reduced prices on two and three bedrooms to remain competitive with newer conventional product with more amenities, increased hours of operation to include Sundays and increased internet advertising.  Average occupancy through year-end 2004 is 88.6% and trending up to 94.62% for the first quarter of 2005.  The property also experienced high operating costs attributed to foundation and stress cracks over the past several years.  Between 2001 and 2003 a total of $61,310 in foundation work was completed.  An engineer’s report was conducted to inspect all buildings for foundation movement in 2003. The inspection identified five buildings with current foundation movement.  The 2004 capital expenditures reflect monies for immediate repair to rebuild three stair towers and two landings related to foundation movement at total cost of $23,140;  metal perimeter fence repair on the west side of the community that re-braced due to ground movement and car damage at total cost of $5,290 were completed in March. Other capital work consisted of carpet replacements, vinyl replacement, boiler repairs, a new heat exchanger and swimming pool repair work related to code changes.

There was no foundation work completed in 2004.  The overall estimate to complete the foundation work and address the interior issues as a result of the movement is estimated at $170,000.  However, several emergency repairs were needed to rebuild three deteriorating stair towers, resulting from foundation movement.  At this point the Operating General Partner is monitoring movement in the five buildings identified in the engineer’s report before proceeding further.

The Investment General Partner visited the property in 2004 and reviewed the work that has been completed and discussed the future improvements with the Operating General Partner.   The Investment General Partner will continue to work with the Operating General Partner through the completion of the improvements and the reduction of the operating expenses. The mortgage, trade payables, property taxes and insurance are current.

Community Dynamics - Plano (Garden Gates Apartments) is a 240-unit family development located in Plano, Texas.  Occupancy was 90% in the first quarter of 2005.  The property generated cash of $5,819 in 2004, a significant improvement over 2003.  The General Partner has a $200,000 guarantee that expires in 2012.

Munford Village, Ltd . (Munford Village) is a 24-unit family project in Munford, AL. Starting in the third quarter of 2003, the property has struggled with occupancy, averaging 86.57% for the year 2004. Occupancy for the first quarter of 2005 averaged 90.28%. During the year 2004, the property lost $15,194, and operated at a the Debt Coverage Service Ratio of 0.3. Operating expenses for the site were reasonable and in-line with state average. However, the property has been falling short of the projected rents by approximately $35,000 annually. The Operating General Partner has an operating deficit guarantee for Munford Village, Ltd., that is unlimited in time and amount.

BALANCE SHEETS

March 31, 2005 and 2004
(UNAUDITED)

Series 19
	2,005	2,004
ASSETS

INVESTMENTS IN OPERATING LIMITED PARTNERSHIPS (notes A and C)	$8,251,109	$14,997,940

OTHER ASSETS
Cash and cash equivalents (notes A and G)	131,010	123,696
Notes receivable (note D)	—	—
Deferred acquisition costs, net of accumulated amortization (note A)	255,258	269,687
Other assets (note E)	1,154	1,154

	$8,638,531	$15,392,477

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)

LIABILITIES
Accounts payable and accrued expenses	$—	$—
Accounts payable - affiliates (note B)	1,529,665	1,118,317
Capital contributions payable (note C)	—	24,000

	1,529,665	1,142,317

PARTNERS’ CAPITAL (DEFICIT) (note A)
Assignor limited partner
Units of limited partnership interest consisting of 22,000,000 authorized beneficial assignee certificates (BAC), $10 stated value per BAC, 4,080,000 issued to the assignees at March 31, 2005 and 2004	—	—
Assignees
Units of beneficial interest of the limited partnership interest of the assignor limited partner, 4,080,000 issued and outstanding at March 31, 2005 and 2004	7,388,252	14,458,133
General partner	(279,386)	(207,973)

	7,108,866	14,250,160

	$8,638,531	$15,392,477

See notes to financial statements

The accompanying notes are an integral part of this statement
Boston Capital Tax Credit Fund III L.P.
BALANCE SHEETS
Series 19

	September 30,	March 31,
	2,005	2,005
	(Unaudited)	(Unaudited)
ASSETS
INVESTMENTS IN OPERATING
PARTNERSHIPS (Note D)	$7,535,987	$8,251,109
OTHER ASSETS
Cash and cash equivalents	231,193	131,010
Notes receivable	-	-
Deferred acquisition costs, net of
accumulated amortization Note B)	248,044	255,258
Other assets	1,154	1,154
	$8,016,378	8,638,531
LIABILITIES
Accounts payable & accrued expenses
(Note C)	$-	$-
Accounts payable affiliates	1,735,339	1,529,665
Capital contributions payable	-	-
	1,735,339	1,529,665
PARTNERS CAPITAL
Limited Partners
Units of limited partnership
interest, $10 stated value per
BAC; 22,000,000 authorized BACs;
4,080,000 issued and outstanding

	6,568,703	7,388,252
	(287,664)	(279,386)
General Partner
	6,281,039	7,108,866
	$8,016,378	$8,638,531

STATEMENTS OF OPERATIONS

Years ended March 31, 2005, 2004 and 2003
(UNAUDITED)

Series 19
	2005	2004	2003
Income
Interest income	$902	$1,248	$4,266
Other income	5,500	2,400	2,850

Total income	6,402	3,648	7,116

Share of losses from operating limited partnerships (note A)	(1,945,625)	(1,760,539)	(1,486,177)

Expenses
Professional fees	31,571	34,549	25,622
Partnership management fee (note B)	328,210	339,134	289,990
Amortization (note A)	14,429	14,428	14,570
Impairment loss (note A)	4,801,141	154,000	—
General and administrative expenses (note B)	26,720	28,171	35,559

	5,202,071	570,282	365,741

NET LOSS (note A)	$(7,141,294)	$(2,327,173)	$(1,844,802)

Net loss allocated to general partner	$(71,413)	$(23,272)	$(18,448)

Net loss allocated to assignees	$(7,069,881)	$(2,303,901)	$(1,826,354)

Net loss per BAC	$(1.73)	$(0.56)	$(0.45)

See notes to financial statements

The accompanying notes are an integral part of this statement

Boston Capital Tax Credit Fund III L.P.
STATEMENTS OF OPERATIONS
Three Months Ended September 30,
(Unaudited)
Series 19

	2005	2004
Income
Interest income	$346	$244
Other income	7,240	-
	7,586	244

Share of loss from Operating	(310,087)	(472,590)
Partnerships(Note D)

Expenses
Professional fees	24,396	18,000
Fund management fee	102,837	90,337
Amortization	3,607	3,607
General and administrative expenses	3,203	4,749
	134,043	116,693

NET LOSS	$(436,544)	$(589,039)

Net loss allocated to limited partners	$(432,179)	$(583,149)

Net loss allocated to general partner	$(4,365)	$(5,890)

Net loss per BAC	$(.11)	$(.14)

STATEMENTS OF CASH FLOWS

Years ended March 31, 2005, 2004 and 2003
(UNAUDITED)

Series 19
	2005	2004	2003
Cash flows from operating activities
Net loss	$(7,141,294)	$(2,327,173)	$(1,844,802)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Share of losses from operating limited partnerships	1,945,625	1,760,539	1,486,177
Distributions received from operating limited partnerships	65	71,167	140,721
Impairment loss	4,801,141	154,000	—
Amortization	14,429	14,428	14,570
Changes in assets and liabilities
Other assets			3,973
Accounts payable and accrued expenses	—	(7,500)	4,092
Accounts payable - affiliates	411,348	311,347	(138,651)

Net cash provided by (used in) operating activities	31,314	(23,192)	(333,920)

Cash flows from investing activities
Capital contributions paid to operating limited partnerships	(24,000)	—	—
(Advance)/repayments (to)/from operating limited partnerships	—	—	—
Proceeds from disposition of operating limited partnerships	—	—	—

Net cash provided by (used in) investing activities	(24,000)	—	—

Cash flows from financing activities
Distributions to partners	—	—	—

Net cash provided by (used in) investing activities	—	—	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,314	(23,192)	(333,920)

Cash and cash equivalents, beginning	123,696	146,888	480,808

Cash and cash equivalents, end	$131,010	$123,696	$146,888

Supplemental schedule of noncash investing and financing activities:

The fund has decreased notes receivable and decreased its capital contributions due to operating limited partnerships for amounts required to be repaid by the operating limited partnerships	$—	$—	$—

See notes to financial statements

The accompanying notes are an integral part of this statement

Boston Capital Tax Credit Fund III L.P.
STATEMENTS OF CASH FLOWS
Six Months Ended September 30,
(Unaudited)

Series 19

	2005	2004
Cash flows from operating activities:

Net Loss	$ (827,827)	$ (1,056,477)
Adjustments
Distributions from Operating
Partnerships	72,861	65
Amortization	7,214	7,214
Share of Loss from Operating
Partnerships	642,261	871,246
Changes in assets and liabilities
(Decrease) Increase in accounts
payable and accrued expenses	-	-
Decrease (Increase) in accounts
receivable
(Decrease) Increase in accounts
payable affiliates	205,674	205,674

Net cash (used in) provided by
operating activities	100,183	27,722

Cash flows from investing activities:

Capital contributions paid to
Operating Partnerships	-	-
Advances to Operating Partnerships	-	-
Proceeds from sale of operating	-	-

Limited Partnerships:

Net cash (used in) provided by
investing activities	-	-

Cash flows from financing activity:

Distribution	-	-

Net cash (used in) provided by
-		-

INCREASE (DECREASE) IN CASH AND	100,183	27,722

Cash and cash equivalents, beginning	131,010	123,696

Cash and cash equivalents, ending	231,193	151,418

The Letter of Transmittal, and any other required documents should be sent or delivered by each BAC Holder or his broker, dealer, commercial bank, trust company or other nominee to the Purchaser at its address set forth below.

Questions and requests for assistance may be directed to the Purchaser at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other tender offer materials may be obtained from the Purchaser as set forth below, and will be furnished promptly at the Purchaser’s expense.

JANUARY 27, 2006                                                      PACO DEVELOPMENT, L.L.C.

Paco Development, L.L.C.
PO Box 34729
North Kansas City, Missouri 64116
(816) 877-0892
Facsimile: (816) 221-1829